Exhibit 10.3
PERFORMANCE UNIT AWARD AGREEMENT
Full Name of Employee: Alec C. Covington

No. of Performance Units Granted:	Date of Grant:
100,000	May 1, 2006
Vesting Schedule:

No. of Performance Units Which
Vesting Date*	Become Vested
May 1, 2007	20,000
May 1, 2008	20,000
May 1, 2009	20,000
May 1, 2010	20,000
May 1, 2011	20,000

*	Vesting of Performance Units subject to this Agreement is subject to satisfaction of the Performance Criterion specified in Section 2 below, and may be accelerated as provided in Section 3 below.
     THIS AGREEMENT is entered into and effective as of May 1, 2006 (the “Date of Grant”), by and between Nash-Finch Company (the “Company”) and you, Alec C. Covington.
     In accordance with a Letter Agreement between you and the Company dated March 16, 2006, you are to receive an award of Performance Units on the terms and conditions contained in this Agreement and the Nash Finch Company 2000 Stock Incentive Plan, as amended (the “Plan”). Each capitalized term used but not defined in this Agreement shall have the meaning assigned to that term in the Plan.
     The parties hereto agree as follows:
1. Grant of Performance Units. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to you the number of Performance Units specified at the beginning of this Agreement (the “Award”). The Performance Units subject to this Award will be reflected in a book account (the “Account”) maintained by the Company, and will be settled in shares of Common Stock.
2. Normal Vesting. Subject to Section 3, on each vesting date specified in the Vesting Schedule at the beginning of this Agreement, the number of Performance Units corresponding to that date in such Schedule will vest if the Company’s Consolidated EBITDA for the four consecutive fiscal quarter period ended on or before such vesting date exceeds the Company’s Consolidated EBITDA for its 2005 fiscal year (as such fiscal 2005 Consolidated EBITDA amount may be equitably adjusted by the Board in its discretion to take into account acquisitions or divestitures that occur after the date of this Agreement). Upon the vesting of any Performance Units, such Units will no longer be subject to forfeiture as provided in Section 5 and will be settled as provided in Section 4.

3. Accelerated Vesting. Performance Units then outstanding will vest immediately and in full upon a Change in Control if you have been continuously employed by the Company through the date immediately prior to the occurrence of the Change in Control.
4. Settlement of Vested Performance Units. As soon as administratively practicable following any vesting date, the Company shall distribute to you, in full settlement of all Performance Units in your Account that vested on such vesting date, one share of Common Stock for each Performance Unit. For purposes of such settlement, the number of Performance Units will be rounded to the nearest whole Performance Unit, with any fractional Performance Unit less than 0.5 disregarded.
5. Forfeiture. If the Performance Criterion specified in Section 2 is not satisfied as of any scheduled vesting date, then the Performance Units scheduled to vest on that date will be terminated and forfeited. In addition, if your employment with the Company ends for any reason other than (i) death, (ii) Disability, (iii) termination by the Company without Cause, or (iv) termination by you for Good Reason, then all Performance Units then credited to your Account that have not yet vested will be terminated and forfeited.
6. Dividends and Other Distributions.
     6.1 Dividends Payable Other than in Common Stock. If the payment date for a dividend declared by the Board and payable in cash or in property other than cash or Common Stock occurs at any time during which you have an outstanding balance of Performance Units in your Account, you will be granted additional Performance Units pursuant to this Section 6.1. As of such dividend payment date, you will have credited to your Account that number of additional Performance Units determined according to the following formula:
     Dividend value per share x Number of Performance Units
                         Fair Market Value
For purposes of this formula:
o	“Dividend value per share” means the amount of the cash dividend (or the per share value of any dividend payable in property other than cash) declared per share of Common Stock for the applicable payment date;

o	“Number of Performance Units” means the aggregate number of outstanding Performance Units credited to your Account as of the applicable dividend record date; and

o	“Fair Market Value” means the Fair Market Value of a share of Common Stock on the applicable dividend payment date.
     6.2 Dividends in Common Stock. If the payment date for a dividend declared by the Company’s Board and payable in Common Stock occurs at any time during which you have an outstanding balance of Performance Units in your Account, you will be granted additional Performance Units pursuant to this Section 6.2. As of such dividend payment date, you will have credited to your Account that number of additional Performance Units determined by multiplying the aggregate number of outstanding Performance Units credited to your Account as of the applicable dividend record date by the number of shares of Common Stock payable as a dividend on each outstanding share of Common Stock in connection with such dividend declaration.

     6.3 Treatment of Additional Performance Units. Any additional Performance Units granted under Sections 6.1 or 6.2 are subject to the terms and conditions of this Agreement and the Plan, and specifically will vest and be settled, or forfeited, to the extent and at the time that the underlying Performance Units to which such additional Performance Units relate are subject to vesting, settlement or forfeiture hereunder.
     6.4 Adjustments to Awards. If any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock split, combination of shares, rights offering or divestiture (including a spin-off) or any other similar change in the corporate structure or shares of the Company occurs, the Board, in order to prevent dilution or enlargement of your rights, will make appropriate adjustment (which determination will be conclusive) in the number of Performance Units credited to your Account and/or as to the number and kind of securities or other property (including cash) subject to the Performance Units; provided, however, that any such securities or other property distributable with respect to the Performance Units shall be, unless otherwise determined by the Board, distributed to you in the manner described in Section 4 and shall, together with the Performance Units, otherwise be subject to the provisions of Sections 3 and 5 and the other terms and conditions of this Agreement.
7. Settlement Date Cash Awards. Concurrently with any distribution of shares of Common Stock pursuant to Section 4, the Company will pay a cash award to you in an amount equal to forty-eight percent (48%) of the Fair Market Value, as of the applicable vesting date, of the number of shares of Common Stock so distributed. Should you elect to defer receipt of shares of Common Stock in accordance with the Company’s Deferred Compensation Plan, such election to defer will also apply to the corresponding cash award.
8. Beneficiary Designation.
     You shall have the right, at any time, to designate any Person or Persons as beneficiary or beneficiaries to receive your Performance Units upon your death. In the event of your death, settlement of such Performance Units will be made to such beneficiary or beneficiaries. You shall have the right to change your beneficiary designation at any time. Each beneficiary designation shall become effective only when filed in writing with the Company during your life on a form prescribed by or approved by the Company. If you fail to designate a beneficiary as provided above, or if all designated beneficiaries die before you, then the beneficiary shall be your estate.
9. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:
     9.1 “Board” means the board of directors of the Parent Corporation duly qualified and acting at the time in question.
     9.2 “Cause” shall mean (i) your indictment for or conviction of (or a plea of guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by the Board that you have (A) willfully and continuously failed to perform substantially your duties (other than any such failure resulting from the your Disability or incapacity due to bodily injury or physical or mental illness), after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (B) engaged in illegal conduct, an act of dishonesty or gross misconduct in the cause of your employment injurious to the Company, or (C) willfully violated a material requirement of the Company’s code of conduct or your fiduciary duty to the Company. No act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by your in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Notwithstanding the foregoing, the Company may not terminate your employment for Cause unless and until (A) a determination that Cause exists is made and approved by a majority of the Company’s Board, (B) you are given written notice of the Board meeting called to make such determination, and (C) you and your legal counsel are given the opportunity to address such meeting.
     9.3 “Change in Control” means: (i) the sale, lease, exchange, or other transfer of all or substantially all of the assets of the Parent Corporation (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Parent Corporation; (ii) the approval by the stockholders of the Parent Corporation of any plan or proposal for the liquidation or dissolution of the Parent Corporation; or (iii) a change in control of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 5.01 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to section 13 or 15(d) of the Exchange Act, whether or not the Parent Corporation is then subject to such reporting requirement; provided that, without limitation, such a Change in Control will be deemed to have occurred at such time as: (A) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Parent Corporation’s outstanding securities ordinarily having the right to vote at elections of directors, or (B) individuals who constitute the Board on the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election, by the Parent Corporation’s stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Parent Corporation in which such person is named as a nominee for director, without objection to such nomination) will, for purposes of this clause (B), be deemed to be a member of the Incumbent Board.
     9.4 “Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles you to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
     9.5 “Good Reason” shall mean, without your express written consent, the occurrence of any of the following events:
     (i) an adverse change in your status or positions as President and Chief Executive Officer of the Company (including as a result of a material diminution in your duties or responsibilities) other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent in any material respect with your positions (including titles and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any removal of you from or any failure to reappoint or reelect you to such positions (except in connection with the termination of your employment for Cause or Disability, as a result of your death or by you other than for Good Reason);

     (ii) any failure by the Company to comply with any of the material provisions regarding your Base Salary, bonus, annual long-term incentive compensation, benefits and perquisites, relocation, and other benefits and amounts payable to you under this Agreement;
     (iii) your being required to relocate to a principal place of employment more than sixty (60) miles from your principal place of employment with the Company as of the Commencement Date;
     (iv) the failure by the Company to elect or to reelect you as a director or the removal of you from such position; or
     (v) the failure of the Company to obtain an agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction.
     9.6 “Parent Corporation” means Nash-Finch Company and any Successor.
     9.7 “Person” means and includes any individual, corporation, partnership, trust, group, association or other “person,” as such term is used in section 14(d) of the Exchange Act, other than the Parent Corporation, a wholly-owned subsidiary of the Parent Corporation or any employee benefit plan(s) sponsored by the Parent Corporation or a wholly-owned subsidiary of the Parent Corporation.
     9.8 “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Parent Corporation’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Corporation’s voting securities, all or substantially all of its assets or otherwise.
10. Miscellaneous.
     10.1 Employment with the Company. Any references in this Agreement to employment with or by the Company shall be deemed to include employment with the Company or any parent or subsidiary corporation thereof.
     10.2 Relationship to Plan and Other Agreements. The Performance Units subject to this Agreement have been granted under, and are subject to the terms of, the Plan. The provisions of this Agreement will be interpreted so as to be consistent with the terms of the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. If any provision of this Agreement is in conflict with the terms of the Plan, the terms of the Plan will prevail. To the extent any provision of any other agreement between the Company and you limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, the provision of this Agreement will control and such provision of such other agreement will be deemed to have been superseded, as if such other agreement had been amended to the extent necessary to accomplish such purpose.
     10.3 Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.
     10.4 Governing Law. This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Award or Agreement will be brought in an appropriate Minnesota court, and the parties hereto consent to the exclusive jurisdiction of the court for this purpose.
     10.5 Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.
     The parties hereto have executed this Agreement effective the day and year first written above.

NASH FINCH COMPANY		EXECUTIVE:

By:	/s/ Joe R. Eulberg	/s/ Alec C. Covington
	Joe R. Eulberg	Alec C. Covington
Senior Vice President, Human Resources